UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 26, 2006
Input/Output, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12961 (Commission File Number)	22-2286646 (IRS Employer Identification No.)

12300 Parc Crest Dr. Stafford, TX (Address of principal executive offices)	77477 (Zip Code)
Registrant’s telephone number, including area code: (281) 933-3339
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Exhibit Index
Employment Agreement - R. Brian Hanson
Press Release

Item 1.01. Entry into a Material Definitive Agreement
     The disclosures in Item 5.02 below are incorporated by reference into this Item 1.01.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     (c) On April 26, 2006, Input/Output, Inc. (the “Company”) announced that it had appointed R. Brian Hanson as its Executive Vice President and Chief Financial Officer, to become effective on May 22, 2006. A copy of the Company’s press release is attached to this Form 8-K as Exhibit 99.1.
     Prior to being named Executive Vice President and Chief Financial Officer of the Company, Mr. Hanson, age 41, served as the Executive Vice President and Chief Financial Officer of Alliance Imaging, Inc., a New York Stock Exchange-listed provider of diagnostic imaging services to hospitals and other healthcare providers, from July 2004 until November 2005. From 1998 to 2003, Mr. Hanson held a variety of positions at Fisher Scientific International Inc., a New York Stock Exchange-listed manufacturer and supplier of scientific and healthcare products and services, including Vice President Finance of the Healthcare group from 1998 to 2002 and Chief Operating Officer from 2002 to 2003. From 1986 until 1998, Mr. Hanson served in various positions with Culligan Water Conditioning, an international manufacturer of water treatment products and producer and retailer of bottled water products, most recently as Vice President of Finance and Chief Financial Officer. Mr. Hanson received a bachelors degree in engineering from the University of New Brunswick and an MBA degree from Concordia University in Montreal.
     On April 26, 2006, the Company entered into an employment agreement with Mr. Hanson, to become effective on May 22, 2006. Under the terms of the agreement, Mr. Hanson will serve as the Company’s Executive Vice President and Chief Financial Officer for an initial term of three years. Mr. Hanson will receive an initial base salary of $275,000 per year and will be eligible to receive an annual performance bonus under the Company’s incentive compensation plan, with target plan incentive at 50 percent of his annual base salary and an opportunity under the plan to earn up to 100 percent of his annual base salary. Under the agreement, and as approved by the Compensation Committee of the Company’s Board of Directors, Mr. Hanson will be granted 75,000 shares of restricted stock and options to purchase 75,000 shares of the Company’s common stock.
     Pursuant to the agreement, if Mr. Hanson’s employment with the Company is terminated without cause, or he resigns for good reason, both as defined in the agreement, Mr. Hanson would be entitled to receive as severance 24 months of his base salary as then in effect, less standard withholdings and deductions, any unpaid incentive compensation earned with respect to the relevant year and continued coverage under group health and other plans for one year. In the event of a change in control of the Company, if Mr. Hanson remains employed by the Company or with its successor for a period of 12 months following the change in control, he can then voluntarily resign for any reason or no reason at all, and be entitled to receive the severance payment referred to above. In addition, a change in control of the Company occurring after May

22, 2007 will cause the remaining term of Mr. Hanson’s employment agreement to automatically adjust to two years, commencing on the effective date of the change in control.
     If any payment or benefit under his employment agreement is determined to be subject to the excise tax for “excess parachute payments” under U.S. federal income tax rules, the Company has agreed to pay to Mr. Hanson an additional amount to adjust for the incremental tax costs of those payments to Mr. Hanson. The Company also agreed to indemnify Mr. Hanson to the fullest extent permitted by its certificate of incorporation and bylaws, and to provide him coverage under the Company’s directors’ and officers’ liability insurance policies to the same extent as other Company executives.
     The foregoing description of Mr. Hanson’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text, which is filed as Exhibit 10.1 to this report and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(a) Financial statements of businesses acquired.
     Not applicable.
(b) Pro forma financial information.
     Not applicable.
(c) Exhibits.

10.1	Employment Agreement dated effective as of May 22, 2006, between Input/Output, Inc. and R. Brian Hanson.

99.1	Press Release of Input/Output, Inc. dated April 26, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 1, 2006

Input/Output, Inc. (Registrant)
By:	/s/ DAVID L. ROLAND
	Name:	David L. Roland
	Title:	Vice President, General Counsel and Corporate Secretary

Exhibit Index
(c) Exhibits.

10.1	Employment Agreement dated effective as of May 22, 2006, between Input/Output, Inc. and R. Brian Hanson.

99.1	Press Release of Input/Output, Inc. dated April 26, 2006.